Exhibit 99.1

Punchline Resources Adds to Strategic Land Position at Empress Gold Project in Nevada

Toronto, Canada, September 24, 2012 – Punchline Resources Ltd. (OTCQB: PUNL) (OTCBB: PUNL) (“Punchline” or the “Company”) is pleased to announce that it has acquired additional land at its 100% owned Empress Project, located approximately 26 miles south of Goldfield, Nevada, in the Tokop mining district.

The strategic land acquisition consists of 31 new mineral claims staked contiguous to the 9 original and 18 newer claims that made up the Empress Project. Following the acquisition, Punchline’s land holdings at Empress have more than doubled to 58 total claims or 1,160 acres, an area increase of approximately 115%.

“During reconnaissance of the area and initial sampling at the Wonder Mine, Company geologists identified several previously unmapped prospects and one additional historic mine site to the west-northwest of the Empress workings,” said Ramzan Savji, CEO and President of Punchline. “These claims solidify our land position at Empress and should allow for the expansion of our planned exploration program over this new area that is thought to have the potential to host new deposits or extensions of the historically outlined mineralized zones.”

Independent assay test results from initial underground sampling of the Wonder Mine are expected to be received from the laboratory shortly and will be released following evaluation by Company geologists.

About Punchline Resources

Punchline Resources Ltd. is an emerging mineral resources company focused on both domestic and international exploration and development projects. The Company is currently exploring the Empress Property and Winnemucca Mountain Gold Property in Nevada, USA. The Company is also evaluating several additional projects for potential acquisition and/or participation.

For further information regarding Punchline, contact:

Punchline Investor Relations
(888) 553-9995 (Toll-free)
E-mail: info@punchlineresources.com
Website: www.punchlineresources.com

Forward-Looking Statements

Some information in this press release constitutes forward-looking statements or statements which may be deemed or construed to be forward-looking statements such as but not limited to, the carrying out of planned exploration programs, the establishment of proven resources, and the possible future economic production of minerals.  The words "plan", "forecast", "anticipates", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements.  The risks, uncertainties and other factors are more fully discussed in the Company's filings with the U.S. Securities and Exchange Commission.  All forward-looking statements attributable to Punchline Resources Ltd. herein are expressly qualified in their entirety by the above-mentioned cautionary statement.  Punchline Resources Ltd. disclaims any obligation to update forward-looking statements contained in this press release, except as may be required by law.